Exhibit 99.(k)(2)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

CRESSET PRIVATE MARKETS OPPORTUNITY FUND

AGREEMENT made as of the         day of               , 2019 by and among Cresset Private Markets Opportunity Fund, a Delaware statutory trust (the “Fund”) and Cresset SPG, LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a non-diversified, closed-end, management investment company;

WHEREAS, the Advisor acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund dated as of January    , 2019 (the “Investment Management Agreement”), pursuant to which it is paid an investment management fee (the “Investment Management Fee”);

NOW, THEREFORE, in consideration of the Fund engaging the Advisor pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.             Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2.             After the commencement of operations until the first anniversary of the commencement of operations, the Advisor agrees to waive fees payable to it by the Fund on Fund assets held in cash or cash equivalents less the total amount of capital committed by the Fund and not yet drawn for investment (the “Fee Reduction”).

3.             The Advisor agrees to waive fees payable to it by the Fund, and to pay or assume expenses of the Fund (a “Waiver”) so that the Total Annual Expenses of the Fund (excluding taxes, interest, brokerage commissions, other transaction-related expenses, any extraordinary expenses of the Fund, the Incentive Fee and any acquired fund fees and expenses) will not exceed 1.95% on an annualized basis (the “Expense Limit”).

4.             Unless sooner terminated by the Board of Trustees of the Fund (the “Trustees”) as provided in Paragraph 5 of this Agreement, this Agreement will have a term ending one (1) year from the date that the Fund commences operations. This Agreement will automatically renew for consecutive twelve-month terms thereafter, provided that such continuance is specifically approved at least annually by a majority of the Trustees.

5.             This Agreement may be terminated at any time, and without payment of any penalty, by the Trustees, on behalf of the Fund, upon thirty (30) days’ written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Trustees.

6.             The Fund agrees to carry forward, for a period not to exceed (3) three years from the date on which a Waiver is made by the Advisor, all fees and expenses in excess of the Expense

Limit that have been waived, paid or assumed by the Advisor, and to repay the Advisor such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limit.  To the extent that such repayment is due, it shall be made as promptly as possible.  To the extent that the full amount of such waived amount or expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

7.             If this Agreement is terminated by the Fund, the Fund agrees to repay to the Advisor any amounts payable pursuant to paragraph 5 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to the Advisor not later than (3) three years from the date on which a Waiver was made by the Advisor (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limit as if such Expense Limit was still in effect.  If this Agreement is terminated by the Advisor, the Fund agrees to repay to the Advisor, any amounts payable pursuant to paragraph 5 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to the Advisor not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limit as if such Expense Limit was still in effect.

8.             This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

9.             This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

CRESSET PRIVATE MARKETS OPPORTUNITY FUND

By: Scott P. Conners
Title: President

Cresset SPG, LLC

By: Scott P. Conners
Title: Managing Director